EXHIBIT 10.84

EXIT Southeast/Southeast Ventures LLC./ProGreen/ProCon JV/Contel

Exclusive Real Estate Broker/Agent Agreement

This Exclusive Real Estate Broker/Agent Agreement is made effective as of January 17, 2019, by and between ProGreen US/ProCon Baja JV/Contel, of 2667 Camino del Rio South, Suite #312, San Diego, California 92108, and EXIT Southeast’s Marketing Group, Southeast Ventures LLC., of 1000 Division Street, Nashville, Tennessee 37203. Services for this agreement will begin after the due diligence period by both parties and will be effective March 1, 2019 when marketing structure is complete. Under the Agreement Southeast Ventures LLC is appointed as the Company’s Exclusive agent for such purpose, subject to the terms and conditions set forth in this Agreement

In this Agreement, the party who is contracting to receive services shall be referred to as “PGUS”, and the Broker/Agent party who will be providing the services shall be referred to as “EXIT”. The parties will be collectively referred to as the Parties.

Seller is the owner of certain property and the improvements therein known as Cielo Mar Baja, California Mexico, 5000 Acre property located in the Bahia del Rosario (Bay of El Rosario) area, situated on 4.5 miles of Baja California Oceanfront Coast near Ensenada, Mexico. (the land and the improvements being hereinafter collectively referred to as the “Real Property”).

In consideration of the mutual promises and covenants herein contained, the Parties hereto agree as follows:

GRANT OF RIGHTS. Seller hereby grants to Broker/Agent the exclusive right to sell Real Property described above and Seller hereby appoints Broker/Agent as Sellers Exclusive agent for such purpose, subject to the terms and conditions set forth in this Agreement. Seller, promptly after Broker/Agent’s request, shall deliver to Broker/Agent complete copies of any records and documents relating to the Real Property in the possession of Seller.

DESCRIPTION OF SERVICES. Seller shall refer to Broker/Agent all offers and inquiries, including those from outside brokers, or from principals or from others, with respect to the Real Property and shall conduct through Broker/Agent all negotiations with respect to the sale of the Real Property. Broker/Agent shall diligently investigate and develop such offers and inquiries and canvas, solicit and otherwise employ its best efforts to bring about the sale of the Real Property and to that end Broker/Agent is authorized to enlist the services of other real estate brokers. The Broker/Agent is obligated to report any price, which he may be offered for said property, for the consideration or review beginning March 01, 2019 for contract term of 5 years with renewable option at expiration of term March 01, 2024 at the discretion of the Seller.

Exception to EXIT Agent exclusivity will only be allowed for onsite inquires, referrals, not linked to the direct marketing efforts from any EXIT Agent whereas Cielo Mar Coordinator may keep the sale in house without compensation to EXIT Agent.

Beginning on March 01, 2019, Broker/Agent will provide the above services including the following services (collectively, the “Services”) in connection with the sale of the above described property: Exclusive International Sales and Marketing of Single Family/Multi-family Condo/Resort Homes. Sales may also include commercial sales of retail, throughout the term of this agreement.

EXIT has a vast background in marketing, advertising and negotiating the sale of real estate property throughout the US and Canada. With an establish network of 800 EXIT office locations and 11,000 Realtors with a database of Buyers/Sellers/Investors we will utilize our targeted marketing franchise wide through the direction of EXIT Corp International’s most successful Regional Owners, Kenny Lynn and Stacy Strobl of EXIT Realty Southeast along with their Marketing Group Partners Kel Williams, Linda Byrd and Alexa Bass of Southeast Ventures LLC.

EXIT Southeast’s team will create a strategic marketing plan, to initiate pre-sales for the Cielo Mar Resort Development through our technology based state of the art IDX Platform, print media, social media, radio/tv broadcast, database networking with buyer/investors of our 11,000 highly skilled Realtors to campaign a launch of Cielo Mar Resort and Membership sales, connecting Buyers that long for a high quality, affordable vacation destination within close proximity to the US and Canada.

PERFORMANCE OF SERVICES. The manner in which the Services are to be performed and the specific hours to be worked by EXIT shall be determined by EXIT Southeast/Southeast Ventures LLC. PGUS will rely on EXIT to work as many hours as may be reasonably necessary to fulfill EXIT’s obligations under this Agreement.

Negotiation/Mediation/Arbitration (All Inclusive)

If a dispute arises out of, or in connection with this contract, and the parties do not resolve some or all of the dispute through discussions then:

1.	Either party may provide to the other written notice containing a request to negotiate. This notice shall be given promptly in order to prevent further damages resulting from delay and shall specify the issues in dispute.
2.	If the parties do not resolve some or all of the issues in dispute within 30 days from the notice to commence negotiations, the parties agree to attempt to resolve those issues through mediation.
3.	The parties agree to jointly select a mediator. If they are unable to do so, then a mediator will be chosen, upon application by the parties, by the designated Dispute Resolution Company acceptable to both parties.
4.	All information exchanged during the negotiation and mediation processes shall be regarded as “without prejudice” communications for the purposes of settlement negotiations and shall be treated as confidential by the parties and their representatives unless otherwise required by law. However, evidence that is independently admissible or discoverable shall not be rendered inadmissible or non-discoverable by virtue of its use during negotiation or mediation.

5.	The parties agree that the representatives selected to participate in the dispute resolution process will have the authority required to resolve the dispute, or will have a rapid means of obtaining the requisite authorization.
6.	The parties agree that they will each be responsible for the costs of their own legal counsel and personal travel. Fees and expenses of the mediator and all administrative costs of the mediation, such as the cost of a meeting room, if any, shall be borne equally by the parties.
7.	If within 30 days of the appointment of the mediator, the parties do not resolve some or all of the issues in dispute, the parties shall submit those issues in dispute to binding arbitration pursuant to the Commercial Arbitration Act and Commercial Arbitration Code.

PAYMENT. The Seller agrees to pay the Broker/Agent a commission of 5 percent which is an agreed upon reduced commission from the standard 6% US wide commission of EXIT offices, in consideration of this Exclusive Broker Agreement on the sale price of any sale or sales made by the Agent of the properties mentioned above; and consummated as a result of said services; said commission to be deducted from the cash payment made, respectively, for said properties. (4% of the Commission will be disbursed to the designated sales office of origin within the 800 office’s throughout the US and Canada and 1% to Southeast Ventures LLC.)

The Seller reserves the right to sell the above described property to anyone with whom he is now negotiating for sale of the said property, and in event said property is sold as a result of said negotiations, the Agent shall not be entitled to commissions upon sale or sales. It is further agreed that if, after the termination of this agreement the Seller shall sell said property, which may not have been theretofore sold by the Agent, the said Agent shall be entitled to commissions upon said sale or sales, provided said sale or sales are made to a party, or parties who have theretofore, and during the life of this contract, been actually brought to and upon said property by the Agent, for the purpose of interesting them as purchasers of the same.

Nothing in this Agreement shall be deemed to require Seller to accept an offer to purchase the Real Property, to sell the Real Property or to keep the Real Property for sale during the term of this Agreement, and Seller may withdraw the Real Property at any time. However, if the Agreement terminates prior to the sale of the property and during the life of the Agreement, the Seller was presented with a bonafide offer to purchase at or above the agreed to list price approved by the Seller and the Seller fails to accept said offer, the Agent will be entitled to the full commission percentage had the property been sold at the offered price.

EXPENSE REIMBURSEMENT. Southeast Ventures LLC. shall pay all “out-of-pocket” expenses related to sales, marketing of any type and shall not be entitled to reimbursement from PGUS.

TERM/TERMINATION. This Agreement begins on March 01, 2019 and terminates at 11:59 p.m. local time on March 01, 2024. This agreement shall terminate automatically upon completion by EXIT of the Services required by this Agreement. Renewal option will be based solely by the Seller at the time on or before expiration.

RELATIONSHIP OF PARTIES. It is understood by the parties that EXIT is an independent contractor franchise with respect to PGUS, and not an employee of PGUS. PGUS will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of EXIT.

Licensed Agent Independent Contractor/Realtor. EXIT’s Realtor’s, if any, who perform services for PGUS under this Agreement shall also be bound by the provisions of this Agreement. At the request of PGUS, EXIT shall provide adequate evidence that such persons are Licensed Agent’s contracted with EXIT.

ASSIGNMENT. EXIT’s obligations under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the prior written consent of PGUS.

CONFIDENTIALITY. Agent agrees for itself, its successors, heirs and assigns to refrain from disclosing to any third party any information relating to the Real Property that are valuable, special and unique and that need to be protected from improper disclosure.

In consideration for the disclosure of the Information, Broker/Agent agrees that Broker/Agent will not at any time or in any manner, either directly or indirectly, use any Information for Agent’s own benefit, or divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of the Seller. Broker/Agent will protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement.

CONFIDENTIALITY AFTER TERMINATION. The confidentiality provisions of this Agreement shall remain in full force and effect after the termination of this Agreement.

NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

IF for PGUS:

ProGreen US/ProCon Baja JV/Contel

Jan Telander, CEO

2667 Camino del Rio South, Suite #312

San Diego, California 92108

IF for EXIT:

Southeast Ventures LLC.

Kenny Lynn, Stacy Strobl, Linda Byrd, Kel Williams, Alexa Bass

Member(s)

1000 Division Street

Nashville, Tennessee 37203

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

CAPTIONS. The captions in this Agreement are for the purpose of convenience only, are not intended to be part of this Agreement and shall not be deemed to modify, explain, enlarge or restrict any of its provisions.

EXCULPATION. During the term of this Agreement, Broker/Agent shall look solely to the then interest of Seller in the Premises for the satisfaction of any remedy of Agent for failure to perform any of Seller’s obligations under this Agreement or under any law and no officer, director, employee or agent of Seller shall have any personal liability for any such failure.

WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Tennessee and the State of Baja California Norte Estado.

SIGNATURES. This Agreement shall be signed by Jan Telander, CEO on behalf of PGUS and by Linda Byrd, Kenny Lynn, Stacy Strobl, Kel Williams, Alexa Bass, Member’s on behalf of EXIT Southeast Ventures LLC.

Seller:

By:	/s/ Jan Telander
ProGreen US/ProCon Baja JV/Contel
Jan Telander CEO

Broker/Agent:

By:	/s/ Kenny Lynn
Southeast Ventures LLC.
Kenny Lynn, Member

By:	/s/Stacy Strobl
Southeast Ventures LLC.
Stacy Strobl, Member

By:	/s/ Linda Byrd
Southeast Ventures LLC.
Linda Byrd, Member

By:	/s/ Kel Williams
Southeast Ventures LLC.
Kel Williams, Member

By:	/s/ Alexa Bass
Southeast Ventures LLC.
Alexa Bass, Member